SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

____________________________________________________________


FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) March 21, 1997



DIAGNOSTIC IMAGING SERVICES, INC.
[Exact Name of Registrant as specified in its Charter]




Delaware            33-37418              33-0443404
[state or other     [Commission File No.] [IRS Employer
jurisdiction of                           Identification No.]
incorporation]




1516 Cotner Avenue, Los Angeles, CA  90025-3303
[Address of principal executive offices; ZIP Code]




Registrant's Telephone No., including Area Code:  (310) 479-0399



Former address, if changed since last report
Page 1 of 2 Pages
Exhibit Index on Page 2

Item 2.          Acquisition or Disposition of Assets.

     On March 21, 1997, Registrant entered into an agreement with Diagnostic Health Services, Inc. ("DHS") whereby Registrant sold the assets subject to the related liabilities of its ultrasound business (13 mobile ultrasound units together with 15 ultrasound laboratories) for Eight Million Five Hundred Thousand Dollars, comprised of approximately Seven Million Dollars cash with the balance consisting of the assumption of liabilities. Net annual revenues to the Registrant from those operations have been approximately Four Million Dollars.

     Additionally, Registrant entered into an agreement granting DHS until April 30, 1997, to acquire Registrant's wholly-owned subsidiary which owns and operates four magnetic resonance imaging centers located on or adjacent to hospital sites in the Los Angeles area for Sixteen Million Dollars (including assumption of approximately Six Million Dollars of debt). The four centers presently provide approximately Six Million Five Hundred Thousand Dollars of net annual revenue to the Registrant.

     The sale will permit Registrant to reduce its outstanding debt while permitting it to concentrate on its eight remaining free standing diagnostic imaging centers, most of which are multi-modality and one radiation oncology center.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  DIAGNOSTIC IMAGING SERVICES, INC.


Dated:  March 25, 1997     By:     _____________________________________
                                   Norman Hames, President



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